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                                                        Exhibit (c)(2)

                            AMENDMENT TO AGREEMENT
                            ----------------------
                              AND PLAN OF MERGER
                              ------------------


        This Amendment to Agreement and Plan of Merger is entered into as of this 22nd day of September, 1995, by and among PHONETEL TECHNOLOGIES, INC., an Ohio corporation ("PhoneTel"), PHONETEL II, INC., a Missouri corporation ("Buyer"), WORLD COMMUNICATIONS, INC., a Missouri corporation ("World"), and WCI II, INC., a Missouri corporation ("WCI").

        WHEREAS, PhoneTel, Buyer and World entered into that certain Agreement and Plan of Merger (the "Merger Agreement") of even date herewith whereby World merged with and into Buyer (the "Merger"); and

        WHEREAS, prior to the Merger, World acquired an interest in and to IPTA, L.L.C., an Illinois Limited Liability Company (the "LLC") pursuant to a Subscription Agreement and Operating Agreement dated as of September 20, 1995 (collectively, the "LLC Documents"); and

        WHEREAS, World's interest in the LLC is subject to certain restrictions on the transferability of such interest; and

        WHEREAS, the Merger Agreement provides for World to transfer all of its right, title and interest in and to the LLC to Buyer; and

        WHEREAS, PhoneTel, Buyer and World believe that it is in the best interest of each of them that the interest in the LLC not be transferred until such time as the members of the LLC consent to the transfer pursuant to the terms of the LLC Documents; and

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        WHEREAS, after the closing of the Merger, WCI was formed by all of the former shareholders of World for purposes of retaining any asset not transferred by the Merger, including certain contract rights pursuant to a Security Agreement executed in connection with the Merger.

        NOW, THEREFORE, the parties agree as follows:

        1. Buyer and PhoneTel hereby waive any right of claim under or pursuant to the Merger Agreement against WCI to transfer its interest in the LLC to Buyer.

        2. The interest in the LLC shall be retained by WCI, and WCI shall take all action necessary to obtain the consent of the members of the LLC to the transfer of the interest in the LLC to Buyer.

        3. At such time as WCI shall have obtained the consent to the transfer if the interest in the LLC, WCI shall transfer and assign all of its right, title and interest in and to the interest in the LLC to Buyer.

        4. If WCI shall not have obtained the consent of the members of the LLC to the transfer of WCI's interest on or before December 31, 1995, then at any time thereafter upon written demand by Buyer, WCI shall transfer all of its right, title and interest in and to the LLC to Buyer.

        5. Buyer agrees to cooperate and to take all action reasonably requested by WCI, to obtain the consent to effect the transfer.



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        6.      This Agreement and all questions relating to its
validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Missouri.

        7. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one (1) or more counterparts, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

        8. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) at the time of delivery if personally delivered or telecopies (with confirmation of receipt), (ii) the next day, if delivered by nationally-recognized overnight express service, or (iii) in five (5) days from the date of mailing, if sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

        (a)     If to Buyer or PhoneTel to:


                650 Statler Office
                1127 Euclid Avenue
                Cleveland, Ohio  44115
                Telephone Number:  (216) 241-2555
                Facsimile Number:  (216) 241-2574
                Attn:  Daniel Moos




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                        (b)     If to World or to WCI:

                                11656 Lilburn Park Road
                                St. Louis, MO  63146
                                Telephone Number:  (314) 993-0755
                                Facsimile Number:  (314) 993-6245
                                Attn:  Stuart Hollander

                                with copy to:

                                Blumenfeld, Kaplan & Sandweiss, P.C.
                                168 North Meramec, Suite 400
                                St. Louis, Missouri 63105
                                Telephone Number:  (314) 863-0800
                                Facsimile Number:  (314) 863-9388
                                Attn:   Mark Z. Schraier, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt.

        IN WITNESS WHEREOF, the undersigned have hereunto subscribed their hands on the day and year first above written.

                                        World:

                                        WORLD COMMUNICATIONS, INC.


                                        By:
                                            ---------------------------------
                                            Gary Pace, President

                                        PhoneTel:

                                        PHONETEL TECHNOLOGIES, INC.


                                        By:  /s/ Daniel Moos
                                            ---------------------------------
                                                        CFO



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                                        BUYER:

                                        PHONETEL II, INC.


                                        By:  /s/ Daniel Moos
                                           ----------------------------------
                                              President

                                        WCI:

                                        WCI II, INC.

                                        By:
                                           ----------------------------------
                                            Stuart Hollander, President








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